EXHIBIT 99.2

Success Holding Group International engages CFO Squad

Fort Wayne, Indiana (Marketwire) – February 17, 2015 - Success Holding Group International, Inc (OTCQB: SHGT) Steve Andrew Chen, Chairman today announced that the company has engaged the CFO Squad to assist the company with the internal controls and procedures.

The CFO Squad maintains offices in New York City as well as Rockland County and Long Island, New York offering a multitude of services that will provide a company total support in growing its business and maintaining sustainability. The depth of services can include, but are not limited to: outsourced bookkeeping, SEC reporting, preparation of financial records for auditing purposes to aid public companies, implementing financial reporting systems, tax services, and assistance with major financial decisions. In addition, the CFO Squad has an extensive financial network and can reach out to numerous organizations that can provide additional support above and beyond the norm, including investor relations, public relations, broker dealers, legal and audit firms, financing and raising capital.

About Success Holding Group International Inc.

SHGT is currently seeking and identifying private and public companies in Asia and in the USA as acquisition and merger candidates. SHGT is currently trading on the USA OTC markets. Mr. Chen and SHGT will focus on integration of chain stores and brand names, IOT (Internet of Things or E-Commerce), alternative energy technology, internet and logistics. Mr. Chen stated "Through the newly structured public company, we will be able to aggressively pursue the acquisition of quality companies in Asia and the USA. We have plans to invest in, or acquire up to 30 companies within the next ten to fifteen years, and our shareholders should be able to reap the benefit of the higher growth potential in the Asian region”.

FORWARD LOOKING STATEMENT

This press release contains certain “forward-looking” statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning it expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company’s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, the Company’s ability to develop operations, the Company’s ability to consummate and complete the acquisition, the Company’s access to future capital, the successful integration of acquired companies, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, sales and other factors that may be identified from time to time in the Company’s public announcements.

SHGT- Investor Relations

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